EXHIBIT 4.25

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following summary describes our class A common stock, par value $0.0001 per share, class B-1 common stock, par value $0.0001 per share, class B-2 common stock, par value $0.0001 per share, class C common stock, par value $0.0001 per share, 1.500% Senior Notes due 2026, 2.250% Senior Notes due 2028, 2.000% Senior Notes due 2029, 3.125% Senior Notes due 2033, 2.375% Senior Notes due 2034, 3.500% Senior Notes due 2037, and 3.875% Senior Notes due 2044 of Visa Inc., (the “Company”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
The following summary describes the material terms of our common stock and is not complete. This summary does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, our Certificate of Incorporation and our amended and restated bylaws (our “Bylaws”). For a complete description of our common stock, we refer you to our Certificate of Incorporation and Bylaws, which have been filed with the SEC and are incorporated by reference as exhibits to this Annual Report on Form 10-K.
Authorized Capitalization
Our authorized capital stock consists of:
•2,001,622,245,209 shares of class A common stock, par value $0.0001 per share;
•499,488,516 shares of class B-1 common stock, par value $0.0001 per share;
•122,756,693 shares of class B-2 common stock, par value $0.0001 per share;
•61,378,347 shares of class B-3 common stock, par value $0.0001 per share;
•30,689,174 shares of class B-4 common stock, par value $0.0001 per share;
•15,344,587 shares of class B-5 common stock, par value $0.0001 per share (together with class B-1 common stock, class B-2 common stock, class B-3 common stock and class B-4 common stock, “class B common stock”);
•1,097,165,602 shares of class C common stock, par value $0.0001 per share; and
•25,000,000 shares of preferred stock, par value $0.0001 per share.
The number of authorized shares of the preferred stock, class A common stock, class B common stock or class C common stock may be increased or decreased (but not below the number of shares of that class then outstanding) by the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon, and no vote or action by the holders of the preferred stock, class A common stock, class B common stock or class C common stock, voting separately as a class, is required for any such increase or decrease.
Description of Common Stock
Voting Rights. Each holder of class A common stock has the right to cast one vote for each share of class A common stock held of record by such holder on all matters on which our stockholders generally are entitled to vote.
Each holder of class B common stock and each holder of class C common stock has no right to vote on any matters on which stockholders generally are entitled to vote. However, in addition to any other vote required by law, for so long as any shares of class B common stock or class C common stock remain issued and outstanding:
•the affirmative vote of the holders of a majority of the voting power of the class B common stock and class C common stock, voting together as a single class (in which vote the class A common stock will not participate) separate from all other classes or series of our capital stock, on an “as-converted basis” as described in the following paragraph, is required for the approval of any consolidation, merger, combination or other transaction in which shares of class A common stock are exchanged for, converted into or changed into other stock or securities, or the right to receive cash or other property, unless the shares of class B common stock and the shares of class C common stock will be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, for which or into which each share of class A common stock is exchanged, converted or changed; and
•the affirmative vote of the holders of at least 80% of the voting power of the common stock of all classes and series, voting together as a single class separate from all other classes or series of our capital stock, shall be required to authorize us to exit our core payments business (i.e., to no longer operate a consumer debit/credit payments business).
With respect to each matter upon which holders of each class of class B common stock are entitled to vote pursuant to our Certificate of Incorporation, such holders shall vote together as a single class; provided, however, that the holders of each class of class B common stock shall each vote as a separate class in connection with any amendment to, among others, the definition of “applicable conversion rate,” as such term is defined in our Certificate of Incorporation, provisions governing downward adjustments thereto or as otherwise required by applicable law.
For purposes of the above paragraphs, “as-converted basis” means, with respect to each share of class B common stock or class C common stock entitled to vote on any matter, a number of votes equal to the aggregate number of shares of class A common stock into which each share of class B common stock or class C common stock owned by such holder would be converted, assuming the conversion at the applicable conversion rate in effect on the record date for such vote.
Conversion.
Class B Common Stock

In the event that any outstanding share of our class B common stock is transferred to a person other than a Visa member or an affiliate of a Visa member, as defined in our Certificate of Incorporation, on or after the "escrow termination date," as such term is defined in our Certificate of Incorporation, such share will, automatically and without further action on our part or on the part of any holder of class B common stock immediately prior to the transfer, be converted into shares of class A common stock based upon the applicable conversion rate in effect on the date of that transfer. However, in no event shall any share of class B common stock be converted into any shares of class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member. No such conversion of class B common stock shall be effected until the occurrence of the escrow termination date and the expiration of all applicable restrictions on transfer of such shares.
As of September 30, 2025, the applicable conversion rate for the class B-1 common stock is 1.5549 shares of class A common stock (i.e. one share of class B-1 common stock would be converted into 1.5549 shares of class A common stock) and the applicable conversion rate for the class B-2 common stock is 1.5223 shares of class A common stock (i.e. one share of class B-2 common stock would be converted into 1.5223 shares of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions. The applicable conversion rates for the class B-1 common stock and class B-2 common stock will automatically be adjusted upon the issuance of any shares of class A common stock which are designated as loss shares, the net proceeds of which are to be deposited in the U.S. covered litigation escrow account to satisfy any settlements or judgments in respect of the U.S. covered litigation and upon the deposit of funds designated as “loss funds,” as such term is defined in our Certificate of Incorporation, by our board of directors, into the U.S. covered litigation escrow account in accordance with the terms of the escrow agreement and our Certificate of Incorporation. The applicable conversion rates will also be adjusted upon the final resolution of the U.S. covered litigation and the release of funds then remaining on deposit in the U.S. covered litigation escrow account. These adjustments will be made automatically, such that one share of class B-1 common stock is convertible into a number of shares of class A common stock determined based upon the below formulae. Adjustments to the class B-2 common stock will adhere to the same formulae; provided however, that each adjustment to the applicable conversion rate for the class B-2 common stock will be further adjusted so that such adjustment has double the impact compared to the impact such adjustment has on the applicable conversion rate for the class B-1 common stock.
•A–B–D, until final resolution of the U.S. covered litigation; and
•A–B–D+C, after final resolution of all of the U.S. covered litigation.
For purposes of these formulae:
“A” is equal to 0.7142888829.
“B” is a fraction:
•the numerator of which is the number of loss shares that have been issued; and
•the denominator of which is 245,513,385 (the "class B number”).
“C” is a fraction:

•the numerator of which is the quotient obtained by dividing the aggregate portion of any funds disbursed to us from the U.S. covered litigation escrow account after the final resolution of the U.S. covered litigation (other than certain tax distributions and reimbursements related to the loss sharing agreement) by the greater of $0.04 or the volume-weighted average price per share of our class A common stock during the 90 trading day period ending on the third trading day immediately preceding the date on which the covered litigation is finally resolved; and
•the denominator of which is the class B number.
“D” is a fraction:
•the numerator of which is the sum of what we call the loss funds share equivalents (described below) in respect of all deposits of loss funds into the U.S. covered litigation escrow account; and
•the denominator of which is the class B number.
The loss funds share equivalent in respect of a deposit of loss funds into the U.S. covered litigation escrow account, is the quotient obtained by dividing the amount of those deposited loss funds by an amount we call the loss funds cost per share applicable to such deposit. The loss funds cost per share applicable to a deposit of loss funds into the U.S. covered litigation escrow account is the weighted average of each day’s volume-weighted average price per share (which we refer to as the "daily VWAP") of our class A common stock over a period that begins on the date our board of directors approves the deposit of those loss funds (which we refer to as the "funding decision date") and lasts for a certain number of trading days. That number of trading days that any such period lasts is equal to a quotient obtained by dividing:
•another quotient, obtained by dividing the amount of those loss funds by the volume-weighted average of the daily VWAP of our class A common stock over the five trading days immediately preceding the funding decision date,
•by 15% of the average daily trading volume of the class A common stock over the four calendar weeks prior to the week of the funding decision date (or such other percentage as set by our board of directors and consented to by members of the litigation committee).
After the date on which all of the U.S. covered litigation has been finally resolved, any amounts remaining on deposit in the U.S. covered litigation escrow account with respect to the U.S. covered litigation will be released to us and the conversion rate applicable to any transfer of shares of our class B common stock will automatically be adjusted in favor of the holders of our class B common stock (i.e., such that a lesser number of shares of class B common stock are required in order to convert into a single share of class A common stock), to the extent of the aggregate amount released to us from the U.S. covered litigation escrow account, taking into account the weighted average trading price of our class A common stock at such time, as described above; provided, however, that the above-mentioned adjustment shall have double the positive impact on each share of class B-2 common stock compared to the impact on each share of class B-1 common stock.

Class C Common Stock
In the event that any outstanding share of class C common stock is transferred to a person other than a Visa member or an affiliate of a Visa member, such share will, automatically and without further action on Visa’s part or on the part of any holder of class C common stock immediately prior to the transfer, be converted into shares of class A common stock based upon the applicable conversion rate in effect on the date of that transfer. However, in no event shall any share of class C common stock be converted into any shares of class A common stock except in connection with (i) a sale of such shares on a securities exchange on which shares of class A common stock are listed by means of a “brokers’ transaction” within the meaning of paragraph (g) of Rule 144 under the Securities Act or (ii) a private placement of such shares to a person who is not a Visa member or an affiliate of a Visa member.
Shares of class C common stock so converted will cease to be outstanding and shall no longer be issuable by Visa. Shares of class C common stock are convertible into shares of class A common stock only in connection with the transfers described above, and no holder of any shares of class C common stock has the right to convert, or to require Visa to convert, such shares into shares of class A common stock at any time.
The conversion rate applicable to any transfer of shares of class C common stock is four shares of class A common stock (i.e., one share of class C common stock will, upon transfer, be converted into four shares of class A common stock), subject to adjustments for stock splits, recapitalizations and similar transactions.
If any shares of our class A common stock are acquired by a Visa member, as defined in our Certificate of Incorporation, or any person that is an operator, member or licensee of a general purpose payment card system that competes with us, or in each case any affiliate of such person, such shares will automatically be converted, at the inverse of the conversion rate applicable for shares of our class C common stock on the date of such conversion, into shares of our class C common stock. Such converted class A common stock will cease to be outstanding and will no longer be issuable by us.
However, such automatic conversion will not apply with respect to any shares of class A common stock acquired by a Visa member other than shares of class A common stock acquired by such Visa member for its own account as a principal investor or for the account of an affiliate of such Visa member that is acting as a principal investor. Without limiting the foregoing, such automatic conversion shall not apply to any shares of class A common stock acquired or held by a Visa member, a similar person or any of their respective affiliates in connection with its brokerage, market making, custody, investment management or similar operations or acquired by any investment fund managed by a Visa member, a similar person or any of their respective affiliates.
Preemptive Rights. In general, no holders of any shares of our common stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in any resolution or resolutions providing for the issuance of a series of stock adopted by our board of directors or any agreement between us and our stockholders. We have no current plans to grant preemptive rights by a resolution of our board of directors or through any agreement with our stockholders.
Fractional Shares. We will not issue any fractional shares of any class of common stock upon conversion of any shares of any other class of common stock into shares of such class. In lieu of fractional shares, we will pay cash equal to such fractional amount multiplied by the fair market value, as determined by or in accordance with procedures established by our board of directors, in good faith and in its sole and absolute discretion, per share of the applicable class of common stock into which such shares are being converted, at the conversion date.
Dividend and Distribution Rights. Subject to any limitations contained in the Delaware General Corporation Law (the "DGCL"), our Certificate of Incorporation and any rights of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends or distributions, dividends or distributions may be declared and paid on the common stock out of our assets that are by law available therefor at such times and in such amounts as our board may determine. Other than with respect to certain dividends or distributions of class A common stock, the holders of shares of class A common stock, class B common stock and class C common stock are entitled to share ratably (on an as-converted basis as described below in the case of the holders of class B common stock or class C common stock) in dividends or distributions paid on the common stock, and no dividend or distribution may be declared or paid on any class or series of common stock unless an equivalent dividend or distribution is contemporaneously declared and paid (on an as-converted basis as described below in the case of the holders of class B common stock or class C common stock) on each other class and series of common stock. Dividends or distributions payable in shares of class A common stock may be paid on the class A common stock without also paying a corresponding dividend or distribution on each other class or series of common stock, subject to certain adjustments to the conversion rates applicable to the class B and class C common stock.
Liquidation Rights. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably on an as-converted basis in the net assets available for distribution to stockholders after the payment of our debts and other liabilities, subject to the prior rights of any issued preferred shares. Neither the voluntary sale, conveyance, exchange or transfer for cash, shares of stock, securities or other consideration of all or substantially all of our property or assets nor our consolidation or merger with or into one or more other corporations will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer will be in connection with a dissolution or winding-up of our business.
Mergers, Consolidation, Etc. If we enter into any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of common stock will be exchanged for or changed into the same per-share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed, on an as-converted basis.
Use of the Term “As-Converted.” For purposes of the paragraphs entitled “—Dividend and Distribution Rights,” “—Liquidation Rights” and “—Mergers, Consolidation, Etc.,” as-converted means that each holder of class B common stock, or each holder of class C common stock, other than with respect to any dividend or distribution payable in shares of class A common stock, will be entitled to its ratable portion of: (x) any dividend or distribution in case of dividend rights; (y) any assets available for distribution in case of liquidation rights; or (z) any stock, securities, cash or other consideration in a consolidation, merger, combination or other transaction, as the case may be, in each case based upon the number of shares of class A common stock into which the shares of class B common stock or class C common stock, as applicable, beneficially owned by such holder would be converted, assuming the conversion of all outstanding shares of class B common stock and class C common stock into class A common stock, based on the applicable conversion rate then in effect, on the record date for such distribution or dividend, or immediately prior to such vote on such liquidation, dissolution or winding up, or the consummation of such consolidation, merger, combination or other transaction, as applicable.
Transfer Restrictions. Shares of our class B common stock are not transferable until the escrow termination date. The above described limitation on transfer is, however, subject to the following exceptions:
•any transfer by us to the initial holders of any class B common stock;
•any transfer by us to any person or entity or by the holders thereof to us;
•any transfer of any shares of class B common stock to any other holder of class B common stock or its affiliate;
•any transfer of any shares of any class B common stock to an affiliate of such holder;
•any transfer of shares of common stock pursuant to the terms of the loss sharing agreement (as defined in our Certificate of Incorporation);
•any transfer of any shares of class B common stock by any person that is a group member (as defined in the bylaws of Visa International) of Visa International to any person that is a stockholder, member or other equity holder of such group member, provided that such transfer is made in accordance with applicable securities laws and is made to each transferee ratably in accordance with their respective entitlements to dividends or other distributions from such group member, in accordance with the applicable constituent documents of such group member;
•any transfer by a holder of class B common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions;
•any transfer by a holder of class B common stock to any person that acquires from such holder all or substantially all of the Visa-branded payments products portfolio of such holder;
•any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any non-equity member of Visa International with membership in Visa International that is sponsored by such principal non-equity member; and
•any transfer of any shares of common stock by any non-equity member of Visa International in the principal category of membership to any person that participates in the Visa payment system as an issuer and which person is sponsored by such non-equity member, by an associate member of Visa International sponsored by such non-equity member (if such non-equity member is a group member) or by a constituent member of such non-equity member.

DESCRIPTION OF THE NOTES
The following description of our 1.500% Senior Notes due 2026 (the “2026 notes”), 2.250% Senior Notes due 2028 (the “2028 notes”), 2.000% Senior Notes due 2029 (the “2029 notes”), 3.125% Senior Notes due 2033 (the “2033 notes”), 2.375% Senior Notes due 2034 (the “2034 notes”), 3.500% Senior Notes due 2037 (the “2037 notes”), 3.875% Senior Notes due 2044 (the “2044 notes”), and collectively with the 2026 notes, the 2028 notes, the 2029 notes, the 2033 notes, the 2034 notes, and the 2037 notes, the “notes”, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated as of December 14, 2015 (the “Indenture”), between us and U.S. Bank National Association, as trustee, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.25 is a part. The 2026 notes, the 2028 notes, the 2029 notes, the 2033 notes, the 2034 notes, the 2037 notes, and the 2044 notes are listed on The New York Stock Exchange under the bond trading symbols of “V26,” "V28," “V29,” "V33," “V34,” "V37," and "V44," respectively. We encourage you to read the above referenced Indenture for additional information.
General
The 2026 notes were issued in an aggregate principal amount of €1,350,000,000. The 2026 notes bear interest from June 1, 2022, payable annually on June 15, beginning on June 15, 2023, to the persons in whose names the 2026 notes are registered at the close of business on June 1 (whether or not a business day) immediately preceding such June 15. The 2026 notes will mature on June 15, 2026.
The 2028 notes were issued in an aggregate principal amount of €1,250,000,000. The 2028 notes bear interest from May 15, 2025, payable annually on May 15, beginning on May 15, 2026, to the persons in whose names the 2028 notes are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each interest payment date. The 2028 notes will mature on May 15, 2028.
The 2029 notes were issued in an aggregate principal amount of €1,000,000,000. The 2029 notes bear interest from June 1, 2022, payable annually on June 15, beginning on June 15, 2023, to the persons in whose names the 2029 notes are registered at the close of business on June 1 (whether or not a business day) immediately preceding such June 15. The 2029 notes will mature on June 15, 2029.
The 2033 notes were issued in an aggregate principal amount of €1,000,000,000. The 2033 notes bear interest from May 15, 2025, payable annually on May 15, beginning on May 15, 2026, to the persons in whose names the 2033 notes are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each interest payment date. The 2033 notes will mature on May 15, 2033.
The 2034 notes were issued in an aggregate principal amount of €650,000,000. The 2034 notes bear interest from June 1, 2022, payable annually on June 15, beginning on June 15, 2023, to the persons in whose names the 2034 notes are registered at the close of business on June 1 (whether or not a business day) immediately preceding such June 15. The 2034 notes will mature on June 15, 2034.
The 2037 notes were issued in an aggregate principal amount of €650,000,000. The 2037 notes bear interest from May 15, 2025, payable annually on May 15, beginning on May 15, 2026, to the persons in whose names the 2037 notes are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each interest payment date. The 2037 notes will mature on May 15, 2037.
The 2044 notes were issued in an aggregate principal amount of €600,000,000. The 2044 notes bear interest from May 15, 2025, payable annually on May 15, beginning on May 15, 2026, to the persons in whose names the 2044 notes are registered at the close of business on the date that is the clearing system business day (for these purposes, Monday to Friday inclusive except December 25th and January 1st) immediately preceding each interest payment date. The 2044 notes will mature on May 15, 2044.
Each series of notes was issued under the Indenture.
The notes are not subject to any sinking fund.
We may, without the consent of the existing holders of the notes, issue additional notes of any series having the same terms (except the issue date, the date from which interest accrues and, in some cases, the first interest payment date) so that existing notes of a particular series and additional notes of such series form the same series under the Indenture, provided, however, that if any such additional notes are not fungible with the existing notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. As of September 30, 2025, no such additional notes have been issued.
The notes are our unsecured and unsubordinated debt and rank equally and ratably among themselves and with our other unsecured and unsubordinated debt.
The notes were issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The notes are listed on the New York Stock Exchange. We have no obligation to maintain such listing, and we may delist the notes at any time.
Issuance in Euro
All payments of interest, principal, including payments made upon any redemption of the notes, and additional amounts as described under “—Payment of Additional Amounts” are payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us and so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the Indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Calculation of Interest on the Notes
If any interest payment date, redemption date or the maturity date of the notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL as defined in the rulebook of the International Capital Markets Association (“ICMA”).
For purposes of the notes, a “business day” is any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.
Defeasance
We can discharge or defease our obligations under the Indenture as set forth below. Under the Indenture, we may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.
Under the Indenture, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the Indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:
•we irrevocably deposit with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and
•we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
With respect to the notes, the term “foreign government obligations” referred to above refers to (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.
Optional Redemption of the Notes
Each series of notes is redeemable as a whole or in part, at our option at any time and from time to time prior to the applicable Par Call Date (as set forth in the table below), at a redemption price equal to the greater of:
•100% of the principal amount of such notes, and
•the sum of the present values of the remaining scheduled payments of principal and interest thereon up to and including the applicable Par Call Date, calculated as if the notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus the applicable Spread for such notes (as set forth in the table below), plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption.
Each series of notes is redeemable as a whole or in part, at our option at any time and from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Series	Par Call Date	Spread
2026 notes	May 15, 2026 (one month prior to maturity)	20 basis points
2028 notes	April 15, 2028 (one month prior to maturity)	10 basis points
2029 notes	April 15, 2029 (two months prior to maturity)	20 basis points
2033 notes	February 15, 2033 (three months prior to maturity)	15 basis points
2034 notes	March 15, 2034 (three months prior to maturity)	25 basis points
2037 notes	February 15, 2037 (three months prior to maturity)	15 basis points
2044 notes	November 15, 2043 (six months prior to maturity)	20 basis points
“Comparable Government Bond” means, with respect to the notes to be redeemed prior to the applicable Par Call Date in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the Par Call Date of the notes to be redeemed, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the yield (rounded to three decimal places, with 0.0005 being rounded upwards) of the Comparable Government Bond (as defined above) on the third business day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us and calculated in accordance with generally accepted market practice at such time.
Notice of any redemption (including any redemption described under “—Redemption for Tax Reasons”) will be sent at least 15 days but not more than 60 days before the redemption date to each holder of notes to be redeemed and the trustee. If fewer than all of the notes of a series are to be redeemed, the particular notes to be redeemed shall be selected by the trustee pro rata or by lot or by such method as the trustee shall deem fair and appropriate. If any note is to be redeemed only in part, the notice of redemption that relates to such note shall state the principal amount thereof to be redeemed. A new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note surrendered will be issued in the name of the holder of the note upon surrender of the original note.
Unless we default in payment of the redemption price and accrued interest, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Each series of notes is also subject to redemption if certain events occur involving changes in United States taxation. See “—Redemption for Tax Reasons.”
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
1.to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
a.being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
b.having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
d.being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or
e.being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
2.to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
3.to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
4.to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
5.to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
6.to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
7.to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;
8.to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
9.to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business or (ii) that is neither (A) buying the notes for investment purposes only nor (B)

buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;
10.to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
11.in the case of any combination of items (1) through (10).
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the applicable prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to a series of notes, then we may at any time at our option redeem, in whole, but not in part, the outstanding notes of such series on not less than 15 nor more than 60 days’ prior notice to the holders and the trustee, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such notes to, but not including, the date fixed for redemption.
Events of Default
Under the Indenture, the term “Event of Default,” means any of the following:
•failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

•failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;
•failure to make sinking fund payments when due;
•failure to perform any other covenant for 90 days after notice that performance was required;
•certain events relating to bankruptcy, insolvency or reorganization; or
•any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue series of debt securities.
An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.
Similarly, if an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.
If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.
If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
The Indenture provides that the trustee shall within 90 days after the occurrence of default (or 30 days after it is known by a trust officer of the trustee) with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.
The Indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the Indenture unless:
•the holder has previously given to the trustee written notice of default and continuance of that default;
•the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;
•the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;
•the trustee has not instituted the action within 60 days of the request; and
•the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.
Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
Modification of the Indenture
The Indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
•secure any debt securities;
•evidence the assumption by a successor corporation of our obligations;
•add covenants for the protection of the holders of debt securities;
•add one or more guarantees for the benefit of holders of debt securities;
•cure any ambiguity or correct any inconsistency in the Indenture;
•establish the forms or terms of debt securities of any series;
•conform any provision of the Indenture to this description of debt securities, the description of the notes included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;
•evidence and provide for the acceptance of appointment by a successor trustee;

•to provide for uncertificated debt securities in addition to or in place of certificated debt securities
•make any change that does not materially adversely affect the right of any holder; and
•comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.
The Indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities.
We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:
•extend the final maturity of any debt security;
•reduce the principal amount or premium, if any;
•reduce the rate or extend the time of payment of interest;
•reduce any amount payable on redemption;
•change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;
•reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;
•modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;
•alter provisions of the Indenture relating to the debt securities not denominated in U.S. dollars;
•impair the right to institute suit for the enforcement of any payment on any debt security when due;
•reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the Indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or
•modify any provisions set forth in this paragraph.
Concerning the Trustee
U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) is the trustee under the Indenture.

The Indenture provides that there may be more than one trustee under the Indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other trustee under the Indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the Indenture. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in the United States.
The Indenture contains limitations on the right of the trustee, should it become a creditor of Visa, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the Indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The Indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
Governing Law
The notes are governed by and interpreted in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).